news release

FOR RELEASE AT 3:15 AM PT	EXHIBIT 99.1
APRIL 28, 2023
Chevron Announces First Quarter 2023 Results
•Reported earnings of $6.6 billion; adjusted earnings of $6.7 billion
•Cash flow from operations of $7.2 billion; free cash flow of $4.2 billion
•Shareholder distributions of $6.6 billion, up 65 percent from first quarter 2022
San Ramon, Calif., April 28, 2023 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.6 billion ($3.46 per share - diluted) for first quarter 2023, compared with $6.3 billion ($3.22 per share - diluted) in first quarter 2022. Included in the current quarter was a $130 million tax charge related to changes in the energy profits levy in the United Kingdom. Foreign currency effects decreased earnings by $40 million. Adjusted earnings of $6.7 billion ($3.55 per share - diluted) in first quarter 2023 compared to adjusted earnings of $6.5 billion ($3.36 per share - diluted) in first quarter 2022. For a reconciliation of adjusted earnings, see Attachment 4.
Earnings & Cash Flow Summary

	Unit	1Q 2023	4Q 2022	1Q 2022
Total Earnings / (Loss)	$ MM	$6,574	$6,353	$6,259
Upstream	$ MM	$5,161	$5,485	$6,934
Downstream	$ MM	$1,800	$1,771	$331
All Other	$ MM	$(387)	$(903)	$(1,006)
Earnings Per Share - Diluted	$/Share	$3.46	$3.33	$3.22
Adjusted Earnings (1)	$ MM	$6,744	$7,850	$6,543
Adjusted Earnings Per Share - Diluted (1)	$/Share	$3.55	$4.09	$3.36
Cash Flow From Operations (CFFO)	$ B	$7.2	$12.5	$8.1
CFFO Excluding Working Capital (1)	$ B	$9.0	$11.5	$9.0
(1) See non-GAAP reconciliation in attachments
“We’re delivering strong financial results and increasing cash returned to shareholders,” said Mike Wirth, Chevron’s chairman and chief executive officer. The company’s return on capital employed has been greater than 12 percent for seven consecutive quarters, and the company returned $6.6 billion to shareholders in the first quarter, an increase of 65 percent from last year.
“At the same time, we’re investing more to help grow future energy supplies,” Wirth continued. “We intend to leverage our capital discipline, advantaged assets and financial strength to deliver lower carbon energy to our customers and superior cash distributions to our shareholders,” Wirth concluded. The company increased its dividend per share by approximately 6 percent in the first quarter and recently increased its targeted annual share repurchase rate to $17.5 billion.

Financial and Business Highlights

	Unit	1Q 2023	4Q 2022	1Q 2022
Return on Capital Employed (ROCE)%		14.6%	14.2%	14.7%
Capital Expenditures (Capex)	$ B	$3.0	$3.8	$2.0
Affiliate Capex	$ B	$0.9	$1.0	$0.7
Free Cash Flow (1)	$ B	$4.2	$8.7	$6.1
Free Cash Flow ex. working capital (1)	$ B	$6.0	$7.7	$7.0
Debt Ratio (end of period)%		12.7%	12.8%	16.7%
Net Debt Ratio (1) (end of period)%		4.4%	3.3%	10.8%
Net Oil-Equivalent Production	MBOED	2,979	3,011	3,060
(1) See non-GAAP reconciliation in attachments
Financial Highlights
•First quarter 2023 earnings increased compared to first quarter 2022 primarily due to higher margins on refined product sales, partially offset by lower upstream realizations.
•Sales and other operating revenues in first quarter 2023 were $48.8 billion, compared to $52.3 billion in the year-ago period primarily due to lower commodity prices.
•Worldwide net oil-equivalent production was down 3 percent from the year ago quarter primarily on lower international production due to the end of the Erawan concession in Thailand.
•Capex in the first three months of 2023 was up 55 percent from a year ago primarily due to higher investment in the United States.
•Free cash flow excluding working capital was lower than a year ago mainly due to higher capex. Over the past two years, the company has generated over $80 billion in cash flow from operations and over $60 billion of free cash flow.
•Total shareholder distributions were $6.6 billion during the quarter, including dividends of $2.9 billion and share repurchases of $3.75 billion (over 22 million shares repurchased during the quarter). The company expects to repurchase $4.375 billion in shares in second quarter 2023.
•The company’s Board of Directors declared a quarterly dividend of one dollar and fifty-one cents ($1.51) per share, payable June 12, 2023, to all holders of common stock as shown on the transfer records of the Corporation at the close of business on May 19, 2023.
Business Highlights
•Achieved first oil at the Mad Dog 2 project in the Gulf of Mexico.
•Started crude oil liftings from Venezuela, supplying 8.7 million barrels of crude oil to the U.S. during the first quarter.
•Winning bids submitted on 75 exploration blocks in Gulf of Mexico lease sale 259, subject to final government approval.
•Announced an expansion of the Bayou Bend carbon capture and sequestration project in the U.S. Gulf Coast through an acquisition of nearly 100,000 acres of pore space, positioning Bayou Bend to become one of the largest carbon storage projects in the U.S.

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Segment Highlights
Upstream

U.S. Upstream	Unit	1Q 2023	4Q 2022	1Q 2022
Earnings / (Loss)	$ MM	$1,781	$2,618	$3,238
Net Oil-Equivalent Production	MBOED	1,167	1,192	1,184
Liquids Production	MBD	877	895	880
Natural Gas Production	MMCFD	1,742	1,789	1,828
Liquids Realization	$/BBL	$59	$66	$77
Natural Gas Realization	$/MCF	$2.58	$4.94	$4.10
•U.S. upstream earnings were lower than a year ago, primarily on lower realizations.
•Net oil-equivalent production was down slightly from first quarter 2022, primarily due to the Eagle Ford asset sale.

International Upstream	Unit	1Q 2023	4Q 2022	1Q 2022
Earnings / (Loss) (1)	$ MM	$3,380	$2,867	$3,696
Net Oil-Equivalent Production	MBOED	1,812	1,819	1,876
Liquids Production	MBD	849	852	856
Natural Gas Production	MMCFD	5,775	5,799	6,119
Liquids Realization	$/BBL	$69	$78	$93
Natural Gas Realization	$/MCF	$9.00	$10.35	$8.87
(1) Includes foreign currency effects	$ MM	$(56)	$(83)	$(144)
•International upstream earnings were lower than a year ago primarily due to lower realizations, lower sales volumes, and higher tax charges related to changes in the energy profits levy in the United Kingdom, partially offset by lower operating expenses.
•Net oil-equivalent production was down 64,000 barrels per day from a year earlier primarily due to the end of the Erawan concession in Thailand.

Downstream

U.S. Downstream	Unit	1Q 2023	4Q 2022	1Q 2022
Earnings / (Loss)	$ MM	$977	$1,180	$486
Refinery Crude Oil Inputs	MBD	890	888	915
Refined Product Sales	MBD	1,252	1,236	1,217
•U.S. downstream earnings were higher compared to a year ago primarily due to higher margins on refined product sales, partially offset by higher operating expenses and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company.
•Refinery crude oil input decreased 3 percent compared to a year ago, primarily due to planned turnaround impacts at the El Segundo, California refinery.
•Refinery product sales were up 3 percent from a year ago, primarily due to higher renewable fuel sales following the Renewable Energy Group, Inc. acquisition and higher jet fuel demand.

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International Downstream	Unit	1Q 2023	4Q 2022	1Q 2022
Earnings / (Loss) (1)	$ MM	$823	$591	$(155)
Refinery Crude Oil Inputs	MBD	628	653	619
Refined Product Sales	MBD	1,460	1,441	1,327
(1) Includes foreign currency effects	$ MM	$18	$(112)	$23
•International downstream earnings were higher compared to a year ago primarily due to higher margins on refined product sales, partially offset by higher operating expenses.
•Refinery crude oil input increased 1 percent from the year-ago period as refinery runs increased due to higher demand.
•Refined product sales increased 10 percent from the year-ago period, primarily due to higher demand for jet fuel as restrictions from the pandemic continue to ease.

All Other

All Other	Unit	1Q 2023	4Q 2022	1Q 2022
Net charges (1)	$ MM	$(387)	$(903)	$(1,006)
(1) Includes foreign currency effects	$ MM	$(2)	$(210)	$(97)
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
•Net charges decreased compared to a year ago primarily due to lower stock-based employee benefit costs, higher interest income, lower foreign currency charges and lower pension settlement costs.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our traditional oil and gas business, lower the carbon intensity of our operations and grow new lower carbon businesses in renewable fuels, hydrogen, carbon capture, offsets and other emerging technologies. More information about Chevron is available at www.chevron.com.
# # #
Contact: Randy Stuart -- +1 713-283-8609

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NOTICE
Chevron’s discussion of first quarter 2023 earnings with security analysts will take place on Friday, April 28, 2023, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less capital expenditures and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Reconciliations of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents and marketable securities as a percentage of total debt less cash and cash equivalents and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 26 of the company's 2022 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	Three Months Ended March 31,
REVENUES AND OTHER INCOME	2023	2022
Sales and other operating revenues	$48,842	$52,314
Income (loss) from equity affiliates	1,588	2,085
Other income (loss)	363	(26)
Total Revenues and Other Income	50,793	54,373
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	29,407	33,411
Operating expenses (2)	6,940	6,669
Exploration expenses	190	209
Depreciation, depletion and amortization	3,526	3,654
Taxes other than on income	1,096	1,240
Interest and debt expense	115	136
Total Costs and Other Deductions	41,274	45,319
Income (Loss) Before Income Tax Expense	9,519	9,054
Income tax expense (benefit)	2,914	2,777
Net Income (Loss)	6,605	6,277
Less: Net income (loss) attributable to noncontrolling interests	31	18
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,574	$6,259

(1) Prior year data has been reclassified in certain cases to conform to the 2023 presentation basis.
(2) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$3.48	$3.23
- Diluted	$3.46	$3.22
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,891,695	1,935,668
- Diluted	1,900,785	1,944,542

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,880 million and 1,901 million at March 31, 2023 and December 31, 2022, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31,
	2023	2022
Upstream
United States	$1,781	$3,238
International	3,380	3,696
Total Upstream	5,161	6,934
Downstream
United States	977	486
International	823	(155)
Total Downstream	1,800	331
All Other	(387)	(1,006)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,574	$6,259

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$15,668	$17,678
Marketable securities	$130	$223
Total assets	$255,886	$257,709
Total debt	$23,206	$23,339
Total Chevron Corporation stockholders' equity	$159,449	$159,282
Noncontrolling interests	$985	$960

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$182,655	$182,621
Debt ratio (Total debt / Total debt plus stockholders’equity)	12.7%	12.8%

Adjusted debt (Total debt less cash and cash equivalents and marketable securities)	$7,408	$5,438
Adjusted debt plus total stockholders’ equity	$166,857	$164,720
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	4.4%	3.3%

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended March 31,
	2023	2022
Total reported earnings	$6,574	$6,259
Non-controlling interest	31	18
Interest expense (A/T)	106	126
ROCE earnings	6,711	6,403
Annualized ROCE earnings	26,844	25,612
Average capital employed*	183,611	173,871
ROCE	14.6%	14.7%
*Capital employed is the sum of Chevron Corporation stockholders equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended March 31,
CAPEX BY SEGMENT	2023	2022
United States
Upstream	$1,918	$1,287
Downstream	331	123
Other	31	42
Total United States	2,280	1,452

International
Upstream	722	480
Downstream	30	27
Other	6	1
Total International	758	508
CAPEX	$3,038	$1,960

AFFILIATE CAPEX (not included above):
Upstream	$639	$577
Downstream	230	148
AFFILIATE CAPEX	$869	$725

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended March 31,

OPERATING ACTIVITIES	2023	2022
Net Income (Loss)	$6.6	$6.3
Adjustments
Depreciation, depletion and amortization	3.5	3.7
Distributions more (less) than income from equity affiliates	(0.9)	(1.4)
Loss (gain) on asset retirements and sales	—	(0.1)
Net foreign currency effects	—	0.2
Deferred income tax provision	0.8	0.6
Net decrease (increase) in operating working capital	(1.8)	(0.9)
Other operating activity	(1.1)	(0.3)
Net Cash Provided by Operating Activities	7.2	8.1

INVESTING ACTIVITIES
Capital expenditures (Capex)	(3.0)	(2.0)
Proceeds and deposits related to asset sales and returns of investment	0.2	1.3
Other investing activity	—	—
Net Cash Used for Investing Activities	(2.8)	(0.7)

FINANCING ACTIVITIES
Net change in debt	(0.1)	(2.0)
Cash dividends — common stock	(2.9)	(2.7)
Shares issued for share-based compensation	0.1	4.6
Shares repurchased	(3.8)	(1.3)
Distributions to noncontrolling interests	—	—
Net Cash Provided by (Used for) Financing Activities	(6.6)	(1.4)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(2.2)	$6.0

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$7.2	$8.1
Less: Net decrease (increase) in operating working capital	(1.8)	(0.9)
Cash Flow from Operations Excluding Working Capital	$9.0	$9.0

Net Cash Provided by Operating Activities	$7.2	$8.1
Less: Capital expenditures	3.0	2.0
Free Cash Flow	$4.2	$6.1
Less: Net decrease (increase) in operating working capital	(1.8)	(0.9)
Free Cash Flow Excluding Working Capital	$6.0	$7.0
(1) Totals may not match sum of parts due to presentation in billions.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$1,781			$3,238
Int'l Upstream			3,380			3,696
U.S. Downstream			977			486
Int'l Downstream			823			(155)
All Other			(387)			(1,006)
Net Income (Loss) Attributable to Chevron			$6,574			$6,259

SPECIAL ITEMS
Int'l Upstream
Europe energy profits levy	$—	$(130)	$(130)	$—	$—	$—
All Other
Pension settlement costs	—	—	—	(86)	20	(66)
Total Special Items	$—	$(130)	$(130)	$(86)	$20	$(66)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(56)			$(144)
Int'l Downstream			18			23
All Other			(2)			(97)
Total Foreign Currency Effects			$(40)			$(218)

ADJUSTED EARNINGS/(LOSS) *
U.S. Upstream			$1,781			$3,238
Int'l Upstream			3,566			3,840
U.S. Downstream			977			486
Int'l Downstream			805			(178)
All Other			(385)			(843)
Total Adjusted Earnings/(Loss)			$6,744			$6,543

Total Adjusted Earnings/(Loss) per share			$3.55			$3.36

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.